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                                                               Page 1 of 5 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                   Tanox, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   87588Q 10 9
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]    Rule 13d-1(b)
                  [ ]    Rule 13d-1(c)
                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  85788Q 10 9                                        Page 2 of 5 Pages

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 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons.

      Tse Wen Chang
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

   NUMBER OF              6,593,436(1)
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               --
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON
     WITH                 6,593,439(1)
                   -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          --
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 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      6,593,439(1)
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10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                    [_]
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11.   Percent of Class Represented by Amount in Row (9)

      15.07%
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12.   Type of Reporting Person*

      IN
--------------------------------------------------------------------------------
(1) Includes 4,450 shares than can acquired within 60 days upon exercise of stock options.

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CUSIP NO. 87588Q 10 9                                          Page 3 of 5 Pages

ITEM 1.

         Item 1(a)    Name of Issuer:                      Tanox, Inc.
         Item 1(b)    Address of Issuer's                  10301 Stella Link
                      Principal Executive Office:          Houston, Texas 77025

ITEM 2.

         Item 2(a)    Name of Person Filing:               Tse Wen Chang
         Item 2(b)    Address of Principal                 81 Chang Hsing Street
                      Business Office:                     Taipei, Taiwan  ROC
         Item 2(c)    Citizenship:                         U.S.A.
         Item 2(d)    Title of Class of Securities:        Common Stock
         Item 2(e)    CUSIP Number:                        87588Q 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under section 15
                        of the Act (15 U.S.C. 78o).
            (b)  [ ]    Bank as defined in section 3(a)(6) of the
                        Act (15 U.S.C. 78c).
            (c)  [ ]    Insurance Company as defined in section
                        3(a)(19) of the Act (15 U.S.C. 78c).
            (d)  [ ]    Investment Company registered under section
                        8 of the Investment Company Act of 1940 (15
                        (U.S.C. 80a-8).
            (e)  [ ]    An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);
            (f)  [ ]    An employee benefit plan or endowment fund
                        in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)  [ ]    A parent holding company or control person
                        in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)  [ ]    A savings association as defined in Section
                        3(b) of the Federal Deposit Insurance Act
                        (12 U.S.C. 1813);
            (i)  [ ]    A church plan that is excluded
                        from the definition of an investment
                        company under Section 3(c)(14) of
                        the Investment Company Act of 1940
                        (15 U.S.C. 80a-3);
            (j)  [ ]    Group, in accordance with Rule 13d-1(b)
                        (1)(ii)(J).

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CUSIP NO. 87588Q 10 9                                          Page 4 of 5 Pages


ITEM 4. OWNERSHIP

         (a)   Amount Beneficially Owned: 6,593,439
         (b)   Percent of Class: 15.07%
         (c)   Number of shares as to which such person has:
               (i)      Sole power to vote or to direct the vote:     6,593,439
               (ii)     Shared power to vote or direct the vote:      ---
               (iii)    Sole power to dispose or to direct the
                        disposition of:                               6,593,439
               (iv)     Shared power to dispose or to direct the
                        disposition of:                               ---

ITEM 5. Ownership of Five Percent or Less of a Class

        Not Applicable

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person

        Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        Not Applicable

ITEM 8. Identification and Classification of Members of the Group

        Not Applicable

ITEM 9. Notice of Dissolution of Group

        Not Applicable

ITEM 10. Certification

        Not Applicable


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CUSIP NO. 87588Q 10 9                                          Page 5 of 5 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2003

                                                     Tse Wen Chang
                                                     -------------------------
                                                     Tse Wen Chang